Exhibit 99.1

AVEANNA HEALTHCARE HOLDINGS ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL RESULTS

•
Revenue increased 9.0% to $451.1 million, compared to Q4 2021
o
Gross margin increased 3.5% to $128.8 million, compared to Q4 2021
•
Net loss was $237.8 million, compared to net loss of $126.2 million in Q4 2021
o
Adjusted EBITDA decreased 35% to $29.7 million, compared to Q4 2021

Atlanta, Georgia (March 16, 2023) – Aveanna Healthcare Holdings, Inc. (NASDAQ: AVAH), a leading, diversified home care platform focused on providing care to medically complex, high-cost patient populations, today announced financial results for the three and twelve-month periods ended December 31, 2022.

Jeff Shaner, Chief Executive Officer, commented “We are pleased with our Q4 results we are reporting today which met our expectations, and we are excited about the next chapter for Aveanna as we execute on our priorities in 2023. Although the labor environment continues to be challenging, we believe that our preferred payor and legislative initiatives provide a clear and consistent road map for improved reimbursement rates. These important initiatives allow us to attract and retain caregivers, while supporting families in the comfort of their home. We believe that Aveanna's value-based strategy continues to highlight the most cost effective, patient preferred and clinically sophisticated healthcare delivered at home.”

Three-Month Periods Ended December 31, 2022 and January 1, 2022

Revenue was $451.1 million for the three-month period ended December 31, 2022, as compared to $414.1 million for the three-month period ended January 1, 2022, an increase of $37.1 million, or 9.0%. The overall increase in revenue was primarily attributable to a $30.8 million increase in Private Duty Services (“PDS”) segment revenue and a $6.0 million increase in Home Health & Hospice (“HHH”) segment revenue over the comparable quarter.

Gross margin was $128.8 million, or 28.5% of revenue, for the three months ended December 31, 2022, as compared to $124.4 million, or 30.0% of revenue, for the three months ended January 1, 2022, an increase of $4.4 million, or 3.5%.

Net loss was $237.8 million for the fourth quarter of 2022, as compared to net loss of $126.2 million for the fourth quarter of 2021, primarily attributable to $87.4 million of incremental non-cash goodwill impairment charges over the comparable period. Net loss per diluted share was $1.28 for the fourth quarter of 2022, as compared to net loss per diluted share of $0.68 for the fourth quarter of 2021. Adjusted net loss per diluted share was $0.03 for the fourth quarter of 2022, as compared to adjusted net income per diluted share of $0.10 for the fourth quarter of 2021.

Adjusted EBITDA was $29.7 million, or 6.6% of revenue, for the fourth quarter of 2022, as compared to $45.8 million, or 11.1% of revenue, for the fourth quarter of 2021.

Years Ended December 31, 2022 and January 1, 2022

Revenue was $1,787.6 million for the fiscal year ended December 31, 2022, as compared to $1,678.6 million for the fiscal year ended January 1, 2022, an increase of $109.0 million, or 6.5%. The overall increase in revenue was primarily attributable to a $57.0 million increase in PDS segment revenue and a $55.3 million increase in HHH segment revenue as compared with the prior year period.

Gross margin was $553.2 million, or 30.9% of revenue, for the fiscal year ended December 31, 2022, as compared to $542.4 million, or 32.3% of revenue, for the fiscal year ended January 1, 2022, an increase of $10.8 million, or 2.0%.

Net loss was $662.0 million for fiscal year 2022, as compared to net loss of $117.0 million for fiscal year 2021. The increase in net loss was primarily driven by $557.6 million of incremental non-cash impairment charges recorded in fiscal year 2022, net of an aggregate $81.6 million increase in non-cash valuation gains on interest rate derivatives and decrease in net cash settlements incurred with swap counterparties over the comparable period. Net loss per diluted share was $3.57 for fiscal year 2022, as compared to net loss per diluted share of $0.69 for fiscal year 2021. Adjusted net income per diluted share was $0.00 for fiscal year 2022, as compared to adjusted net income per diluted share of $0.42 for fiscal year 2021.

Adjusted EBITDA was $129.3 million, or 7.2% of revenue, for fiscal year 2022, as compared to $184.2 million, or 11.0% of revenue, for fiscal year 2021.

Liquidity, Cash Flow, and Debt

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As of December 31, 2022, we had cash of $19.2 million and incremental borrowing capacity of $35.0 million under our securitization facility. Our revolver was undrawn, with approximately $180.0 million of borrowing capacity and approximately $20.0 million of outstanding letters of credit.
•
Fiscal year 2022 net cash used by operating activities was $48.4 million. Free cash flow was a deficit of $81.5 million for fiscal year 2022. This included $25.5 million of repayments of deferred social security taxes to the IRS in December 2022 and $3.5 million of repayments during the year of CMS advances received by companies acquired by us. See “Non-GAAP Financial Measures - Free cash flow” below.
•
As of December 31, 2022 we had bank debt of $1,464.0 million. Our interest rate exposure under our credit facilities is currently hedged with the following instruments:
o
$520.0 million notional amount of interest rate swaps that convert variable rate debt to a fixed rate, and
o
$880.0 million notional amount of interest rate caps that cap our exposure to LIBOR at 3.0%.

The leverage maintenance covenants in our revolving credit facility do not become operative unless more than 30% of the total availability under the revolving credit facility has been utilized, subject to a $15.0 million carve-out for letters of credit. Should the leverage maintenance covenant become operative, maximum allowable first lien leverage would be 7.6x.

David Afshar, Chief Financial Officer, commented “We are pleased with the fourth quarter results delivered by our dedicated Aveanna teams, and we are excited about the opportunities before us in 2023 despite the uncertain economic environment. We believe that we have the necessary liquidity to fund our operations and are pleased with our hedged positions under our credit facilities. Our interest rate swaps extend through June 2026, and our interest rate caps extend through February 2027.”

Full Year 2023 Guidance

•
Revenue of at least $1,840 million

Consistent with prior practice, we are not providing guidance on net income at this time due to the volatility of certain required inputs that are not available without unreasonable efforts, including future fair value adjustments associated with our interest rate swaps and caps.

•
Adjusted EBITDA of at least $130 million

Non-GAAP Financial Measures

In addition to our results of operations prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), we also evaluate our financial performance using EBITDA, Adjusted EBITDA, Field contribution, Field contribution margin, Adjusted corporate expenses, Adjusted net income, Adjusted net income per diluted share, and Free cash flow. Given our determination of adjustments in arriving at our computations, these non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as substitutes or alternatives to net income or loss, revenue, operating income or loss, cash flows from operating activities, total indebtedness or any other financial measures calculated in accordance with GAAP.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures and are not intended to replace financial performance measures determined in accordance with U.S. GAAP, such as net income (loss). Rather, we present EBITDA and Adjusted EBITDA as supplemental measures of our performance. We define EBITDA as net income (loss) before interest expense, net; income tax (expense) benefit; and depreciation and amortization. We define Adjusted EBITDA as EBITDA, adjusted for the impact of certain other items that are either non-recurring, infrequent, non-cash, unusual, or items deemed by management to not be indicative of the performance of our core operations, including impairments of goodwill, intangible assets, and other long-lived assets; non-cash, share-based compensation; sponsor fees; loss on extinguishment of debt; fees related to debt modifications; the effect of interest rate derivatives; acquisition-related and integration costs; legal costs and settlements associated with acquisition matters; COVID-19 related costs; restructuring costs; other legal matters; and other system transition costs, professional fees and other costs. As non-GAAP financial measures, our computations of EBITDA and Adjusted EBITDA may vary from similarly termed non-GAAP financial measures used by other companies, making comparisons with other companies on the basis of this measure impracticable.

We believe our computations of EBITDA and Adjusted EBITDA are helpful in highlighting trends in our core operating performance. In determining which adjustments are made to arrive at EBITDA and Adjusted EBITDA, we consider both (1) certain non-recurring, infrequent, non-cash or unusual items, which can vary significantly from year to year, as well as (2) certain other items that may be recurring, frequent, or settled in cash but which we do not believe are indicative of our core operating performance. We use EBITDA and Adjusted EBITDA to assess operating performance and make business decisions.

We incurred substantial acquisition-related costs and integration costs in fiscal years 2022 and 2021. The underlying acquisition activities take place over a defined timeframe, have distinct project timelines and are incremental to activities and costs that arise in the ordinary course of our business. Therefore, we believe it is important to exclude these costs from our Adjusted EBITDA because it provides us a normalized view of our core, ongoing operations after integrating our acquired companies, which we believe is an important measure in assessing our performance.

Field contribution and Field contribution margin

Field contribution and Field contribution margin are non-GAAP financial measures and are not intended to replace financial performance measures determined in accordance with GAAP, such as operating income (loss). Rather, we present Field contribution and Field contribution margin as supplemental measures of our performance. We define Field contribution as operating income (loss) prior to corporate expenses and other non-field related costs, including depreciation and amortization, acquisition-related costs, and other operating expenses. Field contribution margin is Field contribution as a percentage of revenue. As non-GAAP financial measures, our computations of Field contribution and Field contribution margin may vary from similarly termed non-GAAP financial measures used by other companies, making comparisons with other companies on the basis of these measures impracticable.

We believe Field contribution and Field contribution margin are helpful in highlighting trends in our core operating performance and evaluating trends in our branch and regional results, which can vary from year to year. We use Field contribution and Field contribution margin to make business decisions and assess the operating performance and results delivered by our core field operations, prior to corporate and other costs not directly related to our field operations. These metrics are also important because they guide us in determining whether our branch and regional administrative expenses are appropriately sized to support our caregivers and direct patient care operations. Additionally, Field contribution and Field contribution margin determine how effective we are in managing our field supervisory and administrative costs associated with supporting our provision of services and sale of products.

Adjusted corporate expenses

Adjusted corporate expenses is a non-GAAP financial measure and is not intended to replace financial performance measures determined in accordance with GAAP, such as corporate expenses. Rather, we present adjusted corporate expenses as a supplemental measure of our performance. We define Adjusted corporate expenses as corporate expenses adjusted for the impact of certain other items that are either non-recurring, infrequent, non-cash, unusual, or items deemed by us to not be indicative of the performance of our core operations, including non-cash, share-based compensation; sponsor fees; acquisition-related and integration costs; legal costs and settlements associated with acquisition matters; COVID related costs, net of reimbursement; and other system transition costs, professional fees and other costs. As non-GAAP financial measures, our computations of adjusted corporate expenses may vary from similarly termed non-GAAP financial measures used by other companies, making comparisons with other companies on the basis of this measure impracticable.

We believe Adjusted corporate expenses is helpful in highlighting trends in our corporate support function, which can vary from year to year. We use Adjusted corporate expenses to make business decisions in determining whether or not our corporate expenses is appropriately sized to support our caregivers and direct patient care operations. Excluding the aforementioned items from corporate expenses that are either non-recurring, infrequent, non-cash, unusual, or items deemed by us to not be indicative of the performance of our core operations allows us to evaluate adjusted corporate expenses in relation to the support necessary for our caregivers and direct patient care operations.

Adjusted net income and Adjusted net income per diluted share

Adjusted net income represents net income (loss) as adjusted for the impact of GAAP income tax, goodwill, intangible and other long-lived asset impairment charges, non-cash share-based compensation expense, sponsor fees, loss on extinguishment of debt, interest rate derivatives, acquisition-related costs, integration costs, legal costs, COVID-related costs net of reimbursement, restructuring costs, other legal matters, other system transition costs, professional fees and certain other miscellaneous items on a pre-tax basis. Adjusted net income includes a provision for income taxes derived utilizing a combined statutory tax rate. The combined statutory tax rate is our estimate of our long-term tax rate. The most comparable GAAP measure is net income (loss).

Adjusted net income (loss) per diluted share represents adjusted net income (loss) on a per diluted share basis using the weighted-average number of diluted shares outstanding for the period. The most comparable GAAP measure is net income (loss) per share, diluted.

Adjusted net income and Adjusted net income per diluted share are important to us because they allow us to assess financial results, exclusive of the items mentioned above that are not operational in nature or comparable to those of our competitors.

Free cash flow

Free cash flow is a liquidity measure that represents operating cash flow, adjusted for the impact of purchases of property, equipment and software, principal payments on term loans, notes payable and financing leases, and settlements with derivative counterparties. The most comparable GAAP measure is cash flow from operations.

We believe free cash flow is helpful in highlighting the cash generated or used by the Company, after taking into consideration mandatory payments on term loans, notes payable and financing leases, as well cash needed for non-acquisition related capital expenditures, and cash paid to or received from derivative counterparties.

Conference Call

Aveanna will host a conference call on Thursday, March 16, 2023, at 10:00 a.m. Eastern Time to discuss our fourth quarter and full year 2022 results. The conference call can be accessed live over the phone by dialing 1-877-407-0789, or for international callers, 1-201-689-8562. A telephonic replay of the conference call will be available until March 23, 2023, by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13735889. A live webcast of our conference call will also be available under the Investor Relations section of our website: https://ir.aveanna.com/. The online replay will also be available for one week following the call.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements (other than statements of historical facts) in this press release regarding our prospects, plans, financial position, business strategy and expected financial and operational results may constitute forward-looking statements. Forward-looking statements generally can be identified by the use of terminology such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “should,” “predict,” “project,” “potential,” “continue” or the negatives of these terms or variations of them or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, such as our ability to successfully execute our growth strategy, including through organic growth and the completion of acquisitions, effective integration of the companies we acquire, unexpected costs of acquisitions and dispositions, the possibility that expected cost synergies may not materialize as expected, the failure of Aveanna or the companies we acquire to perform as expected, estimation inaccuracies in revenue recognition, our ability to drive margin leverage through lower costs, unexpected increases in SG&A and other expenses, changes in reimbursement, changes in government regulations, changes in Aveanna’s relationships with referral sources, increased competition for Aveanna’s services or wage inflation, changes in the interpretation of government regulations or discretionary determinations made by government officials, uncertainties regarding the outcome of rate discussions with managed care organizations and our ability to effectively collect our cash from these organizations, our ability to effectively collect and submit data required under Electronic Visit Verification regulations, our ability to comply with the terms and conditions of the CMS Review Choice Demonstration program, our ability to effectively implement and transition to new electronic medical record systems or billing and collection systems, changes in tax rates, the impact of adverse weather, the impact to our business operations, reimbursements and patient population were the COVID-19 environment to worsen, and other risks set forth under the heading “Risk Factors” in Aveanna’s Annual Report on Form 10-K for its 2022 fiscal year filed with the Securities and Exchange Commission on March 16, 2023, which is available at www.sec.gov. In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may prove to be incorrect or imprecise. Accordingly, forward-looking statements included in this press release do not purport to be predictions of future events or circumstances, and actual results may differ materially from those expressed by forward-looking statements. All forward-looking statements speak only as of the date made, and Aveanna undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Aveanna Healthcare

Aveanna Healthcare is headquartered in Atlanta, Georgia and has locations in 33 states providing a broad range of pediatric and adult healthcare services including nursing, rehabilitation services, occupational nursing in schools, therapy services, day treatment centers for medically fragile and chronically ill children and adults, home health and hospice services, as well as delivery of enteral nutrition and other products to patients. The Company also provides case management services in order to assist families and patients by coordinating the provision of services between insurers or other payers, physicians, hospitals, and other healthcare providers. In addition, the Company provides respite healthcare services, which are temporary care provider services provided in relief of the patient’s normal caregiver. The Company’s services are designed to provide a high quality, lower cost alternative to prolonged hospitalization. For more information, please visit www.aveanna.com.

Cash Flow and Information about Indebtedness

The following table sets forth a summary of our cash flows from operating, investing, and financing activities for the periods presented:

	For the fiscal years ended
(dollars in thousands)	December 31, 2022	January 1, 2022
Net cash used in operating activities	$(48,402)	$(11,350)
Net cash used in investing activities	$(25,291)	$(681,831)
Net cash provided by financing activities	$62,420	$586,326
Cash and cash equivalents at beginning of period	$30,490	$137,345
Cash and cash equivalents at end of period	$19,217	$30,490

The following table presents our long-term indebtedness as of December 31, 2022:

(dollars in thousands)
Instrument	Interest Rate	December 31, 2022
2021 Extended Term Loan	L + 3.75%	$908,950
Second Lien Term Loan	L + 7.00%	415,000
Revolving Credit Facility	L + 3.75%	-
Securitization Facility	BSBY + 2.25%	140,000
Total indebtedness		$1,463,950
L = Greater of 0.50% or one-month LIBOR

Results of Operations

The following table summarizes our consolidated results of operations for the periods indicated (amounts in thousands, except per share data):

	For the three-month periods ended		For the fiscal years ended
	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
Revenue	$451,147	$414,070	$1,787,645	$1,678,618
Cost of revenue, excluding depreciation and amortization	322,372	289,680	1,234,418	1,136,214
Branch and regional administrative expenses	89,947	73,919	357,230	297,381
Corporate expenses	31,880	32,714	137,864	130,387
Goodwill impairment	205,139	117,702	675,346	117,702
Depreciation and amortization	4,539	5,387	21,313	20,550
Acquisition-related costs	30	8,053	99	12,832
Other operating expense (income)	1,698	(337)	3,651	(337)
Operating loss	(204,458)	(113,048)	(642,276)	(36,111)
Interest income	310	71	679	253
Interest expense	(33,975)	(15,137)	(107,720)	(68,930)
Loss on debt extinguishment	-	-	-	(13,702)
Other (expense) income	(1,020)	6,002	85,503	4,914
Loss before income taxes	(239,143)	(122,112)	(663,814)	(113,576)
Income tax benefit (expense)	1,364	(4,080)	1,780	(3,468)
Net loss	$(237,779)	$(126,192)	$(662,034)	$(117,044)
Net loss per share:
Net loss per share, basic and diluted	$(1.28)	$(0.68)	$(3.57)	$(0.69)
Weighted average shares of common stock outstanding, basic and diluted	186,166	184,406	185,553	170,625

The following tables summarize our consolidated key performance measures, including Field contribution and Field contribution margin, which are non-GAAP measures, for the periods indicated:

	For the three-month periods ended
(dollars in thousands)	December 31, 2022	January 1, 2022	Change	% Change
Revenue	$451,147	$414,070	$37,077	9.0%
Cost of revenue, excluding depreciation and amortization	322,372	289,680	32,692	11.3%
Gross margin	$128,775	$124,390	$4,385	3.5%
Gross margin percentage	28.5%	30.0%
Branch and regional administrative expenses	89,947	73,919	16,028	21.7%
Field contribution	$38,828	$50,471	$(11,643)	-23.1%
Field contribution margin	8.6%	12.2%
Corporate expenses	$31,880	$32,714	$(834)	-2.5%
As a percentage of revenue	7.1%	7.9%
Operating loss	$(204,458)	$(113,048)	$(91,410)	80.9%
As a percentage of revenue	-45.3%	-27.3%

	For the fiscal years ended
(dollars in thousands)	December 31, 2022	January 1, 2022	Change	% Change
Revenue	$1,787,645	$1,678,618	$109,027	6.5%
Cost of revenue, excluding depreciation and amortization	1,234,418	1,136,214	98,204	8.6%
Gross margin	$553,227	$542,404	$10,823	2.0%
Gross margin percentage	30.9%	32.3%
Branch and regional administrative expenses	357,230	297,381	59,849	20.1%
Field contribution	$195,997	$245,023	$(49,026)	-20.0%
Field contribution margin	11.0%	14.6%
Corporate expenses	$137,864	$130,387	$7,477	5.7%
As a percentage of revenue	7.7%	7.8%
Operating loss	$(642,276)	$(36,111)	$(606,165)	1678.6%
As a percentage of revenue	-35.9%	-2.2%

The following tables summarize our key performance measures by segment for the periods indicated:

	PDS
	For the three-month periods ended
(dollars and hours in thousands)	December 31, 2022	January 1, 2022	Change	% Change
Revenue	$361,270	$330,476	$30,794	9.3%
Cost of revenue, excluding depreciation and amortization	269,374	243,822	25,552	10.5%
Gross margin	$91,896	$86,654	$5,242	6.0%
Gross margin percentage	25.4%	26.2%		-0.8%	(4)
Hours	9,593	9,039	554	6.1%
Revenue rate	$37.66	$36.56	$1.10	3.2%	(1)
Cost of revenue rate	$28.08	$26.97	$1.11	4.4%	(2)
Spread rate	$9.58	$9.59	$(0.01)	-0.1%	(3)

	HHH
	For the three-month periods ended
(dollars and admissions/episodes in thousands)	December 31, 2022	January 1, 2022	Change	% Change
Revenue	$54,726	$48,683	$6,043	12.4%
Cost of revenue, excluding depreciation and amortization	31,788	26,333	5,455	20.7%
Gross margin	$22,938	$22,350	$588	2.6%
Gross margin percentage	41.9%	45.9%		-4.0%	(4)
Home health total admissions (5)	11.0	10.5	0.5	4.8%
Home health episodic admissions (6)	6.9	6.9	-	0.0%
Home health total episodes (7)	11.0	11.0	-	0.0%
Home health revenue per completed episode (8)	$3,009	$2,942	$67	2.3%

	MS
	For the three-month periods ended
(dollars and UPS in thousands)	December 31, 2022	January 1, 2022	Change	% Change
Revenue	$35,151	$34,911	$240	0.7%
Cost of revenue, excluding depreciation and amortization	21,210	19,525	1,685	8.6%
Gross margin	$13,941	$15,386	$(1,445)	-9.4%
Gross margin percentage	39.7%	44.1%		-4.4%	(4)
Unique patients served (“UPS”)	83	77	6	7.8%
Revenue rate	$423.51	$453.39	$(29.88)	-7.1%	(1)
Cost of revenue rate	$255.54	$253.57	$1.97	0.8%	(2)
Spread rate	$167.96	$199.82	$(31.85)	-17.2%	(3)

	PDS
	For the fiscal years ended
(dollars and hours in thousands)	December 31, 2022	January 1, 2022	Change	% Change
Revenue	$1,415,105	$1,358,116	$56,989	4.2%
Cost of revenue, excluding depreciation and amortization	1,022,640	963,257	59,383	6.2%
Gross margin	$392,465	$394,859	$(2,394)	-0.6%
Gross margin percentage	27.7%	29.1%		-1.4%	(4)
Hours	38,461	37,867	594	1.6%
Revenue rate	$36.79	$35.87	$0.92	2.6%	(1)
Cost of revenue rate	$26.59	$25.44	$1.15	4.6%	(2)
Spread rate	$10.20	$10.43	$(0.23)	-2.2%	(3)

	HHH
	For the fiscal years ended
(dollars and admissions/episodes in thousands)	December 31, 2022	January 1, 2022	Change	% Change
Revenue	$232,584	$177,272	$55,312	31.2%
Cost of revenue, excluding depreciation and amortization	130,721	93,557	37,164	39.7%
Gross margin	$101,863	$83,715	$18,148	21.7%
Gross margin percentage	43.8%	47.2%		-3.4%	(4)
Home health total admissions (5)	49.0	39.6	9.4	23.7%
Home health episodic admissions (6)	30.2	24.9	5.3	21.3%
Home health total episodes (7)	48.5	37.5	11.0	29.3%
Home health revenue per completed episode (8)	$2,987	$2,917	$70	2.4%

	MS
	For the fiscal years ended
(dollars and UPS in thousands)	December 31, 2022	January 1, 2022	Change	% Change
Revenue	$139,956	$143,230	$(3,274)	-2.3%
Cost of revenue, excluding depreciation and amortization	81,057	79,400	1,657	2.1%
Gross margin	$58,899	$63,830	$(4,931)	-7.7%
Gross margin percentage	42.1%	44.6%		-2.5%	(4)
Unique patients served (“UPS”)	320	306	14	4.6%
Revenue rate	$437.36	$468.07	$(30.71)	-6.9%	(1)
Cost of revenue rate	$253.30	$259.48	$(6.18)	-2.5%	(2)
Spread rate	$184.06	$208.59	$(24.53)	-12.3%	(3)
1)
Represents the period over period change in revenue rate, plus the change in revenue rate attributable to the change in volume.
2)
Represents the period over period change in cost of revenue rate, plus the change in cost of revenue rate attributable to the change in volume.
3)
Represents the period over period change in spread rate, plus the change in spread rate attributable to the change in volume.
4)
Represents the change in margin percentage year over year (or quarter over quarter).
5)
Represents home health episodic and fee-for-service admissions.
6)
Represents home health episodic admissions.
7)
Represents episodic admissions and recertifications.
8)
Represents Medicare revenue per completed episode.

The following table reconciles operating loss to Field contribution and Field contribution margin:

	For the three-month periods ended		For the fiscal years ended
(dollars in thousands)	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
Operating loss	$(204,458)	$(113,048)	$(642,276)	$(36,111)
Other operating expense (income)	1,698	(337)	3,651	(337)
Acquisition-related costs	30	8,053	99	12,832
Depreciation and amortization	4,539	5,387	21,313	20,550
Goodwill impairment	205,139	117,702	675,346	117,702
Corporate expenses	31,880	32,714	137,864	130,387
Field contribution	$38,828	$50,471	$195,997	$245,023
Revenue	$451,147	$414,070	$1,787,645	$1,678,618
Field contribution margin	8.6%	12.2%	11.0%	14.6%

The following table reconciles net loss to EBITDA and Adjusted EBITDA:

	For the three-month periods ended		For the fiscal years ended
(dollars in thousands)	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
Net loss	$(237,779)	$(126,192)	$(662,034)	$(117,044)
Interest expense, net	33,665	15,066	107,041	68,677
Income tax (benefit) expense	(1,364)	4,080	(1,780)	3,468
Depreciation and amortization	4,539	5,387	21,313	20,550
EBITDA	(200,939)	(101,659)	(535,460)	(24,349)
Goodwill, intangible and other long-lived asset impairment	206,827	117,703	679,019	117,812
Non-cash share-based compensation	1,785	4,283	15,893	14,425
Sponsor fees (1)	-	-	-	808
Loss on extinguishment of debt	-	-	-	13,702
Bank fees related to debt modifications	-	-	-	7,178
Interest rate derivatives (2)	801	(5,998)	(85,265)	(4,746)
Acquisition-related costs (3)	30	8,053	99	12,832
Integration costs (4)	1,300	5,033	17,793	17,515
Legal costs and settlements associated with acquisition matters (5)	697	475	4,082	1,595
COVID-related costs, net of reimbursement (6)	-	14,536	5,087	18,865
Restructuring (7)	4,626	-	6,775	-
Other legal matters (8)	12,240	-	12,240	-
Other system transition costs, professional fees and other (9)	2,291	3,418	9,059	8,596
Total adjustments	$230,597	$147,503	$664,782	$208,582
Adjusted EBITDA	$29,658	$45,844	$129,322	$184,233

The following table reconciles Corporate expenses to Adjusted corporate expenses:

	For the three-month periods ended		For the fiscal years ended
(dollars in thousands)	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
Corporate expenses	$31,880	$32,714	$137,864	$130,387
Non-cash share-based compensation	(496)	(3,382)	(11,103)	(11,562)
Sponsor fees (1)	-	-	-	(808)
Bank fees related to debt modifications	-	-	-	(7,178)
Integration costs (4)	(272)	(4,030)	(14,344)	(15,438)
Legal costs and settlements associated with acquisition matters (5)	(697)	(476)	(4,083)	(1,596)
COVID-related costs, net of reimbursement (6)	-	(116)	(211)	(372)
Restructuring (7)	(3,560)	-	(3,638)	-
Other system transition costs, professional fees and other (9)	(2,202)	(3,744)	(8,964)	(9,391)
Total adjustments	(7,227)	(11,748)	(42,343)	(46,345)
Adjusted corporate expenses	$24,653	$20,966	$95,521	$84,042
Adjusted corporate expenses as a percentage of revenue	5.5%	5.1%	5.3%	5.0%

The following table reconciles net loss to Adjusted net (loss) income and presents Adjusted net (loss) income per diluted share:

	For the three-month periods ended		For the fiscal years ended
(dollars in thousands, except share and per share data)	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
Net loss	$(237,779)	$(126,192)	$(662,034)	$(117,044)
Income tax (benefit) expense	(1,364)	4,080	(1,780)	3,468
Goodwill, intangible and other long-lived asset impairment	206,827	117,703	679,019	117,812
Non-cash share-based compensation	1,785	4,283	15,893	14,425
Sponsor fees (1)	-	-	-	808
Loss on extinguishment of debt	-	-	-	13,702
Bank fees related to debt modifications	-	-	-	7,178
Interest rate derivatives (2)	801	(5,998)	(85,265)	(4,746)
Acquisition-related costs (3)	30	8,053	99	12,832
Integration costs (4)	1,300	5,033	17,793	17,515
Legal costs and settlements associated with acquisition matters (5)	697	475	4,082	1,595
COVID-related costs, net of reimbursement (6)	-	14,536	5,087	18,865
Restructuring (7)	4,626	-	6,775	-
Other legal matters (8)	12,240	-	12,240	-
Other system transition costs, professional fees and other (9)	2,291	3,418	9,059	8,596
Total adjustments	229,233	151,583	663,002	212,050
Adjusted pre-tax net (loss) income	(8,546)	25,391	968	95,006
Income tax benefit (expense) on adjusted pre-tax (loss) income (10)	2,137	(6,348)	(242)	(23,752)
Adjusted net (loss) income	$(6,409)	$19,043	$726	$71,254
Weighted average shares outstanding, diluted	186,166	184,406	185,553	170,625
Adjusted net (loss) income per diluted share (11)	$(0.03)	$0.10	$0.00	$0.42

The following footnotes are applicable to tables above that reconcile (i) net loss to EBITDA and Adjusted EBITDA, (ii) Corporate expenses to Adjusted corporate expenses and (iii) net loss to Adjusted net (loss) income. The adjustments to reconcile Corporate expenses to Adjusted corporate expenses represent only the amounts that were recorded within Corporate expenses.

1)
Represents annual management fees payable to our sponsors under our Management Agreement as defined in Note 17 – Related Party Transactions within the notes accompanying our consolidated financial statements included in our Annual Report on Form 10-K. The Management Agreement terminated in accordance with its terms upon completion of our initial public offering.

2)
Represents valuation adjustments and settlements associated with interest rate derivatives that are not included in interest expense, net. Such items are included in other income.
3)
Represents transaction costs incurred in connection with planned, completed, or terminated acquisitions, which include investment banking fees, legal diligence and related documentation costs, and finance and accounting diligence and documentation, as presented on the Company’s consolidated statements of operations.
4)
Represents (i) costs associated with our Integration Management Office, which focuses on our integration efforts and transformational projects such as systems conversions and implementations, material cost reduction and restructuring projects, among other things, of $0.5 million and $2.8 million for the three-month period and fiscal year ended December 31, 2022, respectively, and $0.8 million and $3.6 million for the three-month period and fiscal year ended January 1, 2022, respectively; and (ii) transitionary costs incurred to integrate acquired companies into our field and corporate operations of $0.8 million and $15.0 million for the three-month period and fiscal year ended December 31, 2022, respectively, and $4.2 million and $13.9 million for the three-month period and fiscal year ended January 1, 2022, respectively. Transitionary costs incurred to integrate acquired companies include IT consulting costs and related integration support costs; salary, severance and retention costs associated with duplicative acquired company personnel until such personnel are exited from the Company; accounting, legal and consulting costs; expenses and impairments related to the closure and consolidation of overlapping markets of acquired companies, including lease termination and relocation costs; costs associated with terminating legacy acquired company contracts and systems; and one-time costs associated with rebranding our acquired companies and locations to the Aveanna brand.
5)
Represents legal and forensic costs, as well as settlements associated with resolving legal matters arising during or as a result of our acquisition-related activities. This primarily includes costs of $0.7 million and $3.8 million for the three-month period and fiscal year ended December 31, 2022, respectively, and $0.5 million and $1.5 million for the three-month period and fiscal year ended January 1, 2022, respectively, to comply with the U.S. Department of Justice, Antitrust Division’s grand jury subpoena related to nurse wages and hiring activities in certain of our markets, in connection with a terminated transaction.
6)
Represents costs incurred as a result of the COVID-19 environment, primarily including, but not limited to, (i) relief, vaccine, and hero pay provided to our caregivers; staffing and retention related incentives to attract and retain caregivers in the midst of the Omicron surge; and other incremental compensation costs; (ii) sick leave for our caregivers required by OSHA's Emergency Temporary Standard, costs required to comply with federal, state and local vaccination mandates and testing requirements, and worker compensation costs for mandated quarantine time; (iii) incremental PPE costs; and (iv) salary, severance and lease termination costs associated with workforce reductions necessitated by COVID-19; net of temporary reimbursement rate increases provided by certain state Medicaid and Medicaid Managed Care programs which approximated $0.0 million and $0.1 million for the three-month period and fiscal year ended January 1, 2022, respectively.
7)
Represents costs associated with restructuring our branch and regional administrative footprint as well as our corporate overhead infrastructure costs during the fiscal year ended December 31, 2022, in order to appropriately size our resources to current volumes, including (i) branch and regional salary and severance costs; (ii) corporate salary and severance costs; and (iii) rent and lease termination costs associated with the closure of certain office locations. Restructuring costs also include compensation, severance and related benefits costs associated with the executive transition plan effective on December 31, 2022. There were no such costs for the three-month period and fiscal year ended January 1, 2022.
8)
Represents accrued legal settlements and related costs and expenses associated with certain judgments and arbitration awards rendered against the Company related to a civil litigation matter in Texas, and under which insurance coverage is in dispute.
9)
Represents (i) costs associated with the implementation of, and transition to, new electronic medical record systems and billing and collection systems, duplicative system costs while such transformational projects are in-process, and other system transition costs of $0.6 million and $6.0 million for the three-month period and fiscal year ended December 31, 2022, respectively, and $4.1 million and $5.6 million for the three-month period and fiscal year ended January 1, 2022, respectively; and (ii) professional fees associated with preparation for Sarbanes-Oxley compliance, advisory fees associated with preparation for and execution of our initial public equity offering of $1.7 million and $3.2 million for the three-month period and fiscal year ended December 31, 2022, respectively, and $0.2 million and $4.5 million for the three-month period and fiscal year ended January 1, 2022, respectively; and (iii) ($0.2) million of net gains on disposal of businesses during the fiscal year ended December 31, 2022 (there were no such gains or losses in the three-month period ended December 31, 2022 or prior fiscal year); (iv) costs associated with obtaining certificates of need of $0.0 million and $0.3 million for the three-month period and fiscal year ended December 31, 2022 (there were no such costs in the prior fiscal year); and (v) certain other costs or (income) that are either non-cash or non-core to the Company’s ongoing operations of $0.0 million and ($0.2) million for the three-month period ended December 31, 2022, respectively, ($0.9) million and ($1.5) million for the three-month period and fiscal year ended January 1, 2022, respectively.
10)
Derived utilizing a combined statutory rate of 25% for the three-month periods and fiscal years ended December 31, 2022, and January 1, 2022, respectively, and applied to the respective adjusted pre-tax (loss) income.
11)
Adjustments used to reconcile net loss per diluted share on a GAAP basis to adjusted net (loss) income per diluted share are comprised of the same adjustments, inclusive of the tax impact, used to reconcile net loss to adjusted net (loss) income divided by the weighted-average diluted shares outstanding during the period.

The table below reflects the increase or decrease, and aggregate impact, to the line items included on our consolidated statements of operations based upon the adjustments used in arriving at Adjusted EBITDA from EBITDA for the periods indicated:

	For the three-month periods ended		For the fiscal years ended
(dollars in thousands)	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
Revenue	$139	$-	$139	$(153)
Cost of revenue, excluding depreciation and amortization	13,460	13,223	19,310	16,948
Branch and regional administrative expenses	1,884	3,114	9,395	6,454
Corporate expenses	7,227	11,748	42,343	46,345
Goodwill impairment	205,139	117,702	675,346	117,702
Acquisition-related costs	30	8,053	99	12,832
Other operating expense (income)	1,698	(337)	3,652	(337)
Loss on debt extinguishment	-	-	-	13,702
Other income	1,020	(6,000)	(85,502)	(4,911)
Total adjustments	$230,597	$147,503	$664,782	$208,582

The following table reconciles the net increase (decrease) in cash and cash equivalents to free cash flow:

For the fiscal year ended
(dollars in thousands)	December 31, 2022
Net cash used in operating activities	(48,402)
Purchases of property and equipment, and software	(12,013)
Principal payments of term loans	(8,900)
Principal payments of notes payable and financing lease obligations	(10,651)
Settlements with derivative counterparties	(1,526)
Free cash flow	$(81,492)